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                                                               Exhibit 99.3

                                                             April 26, 2000

To:Shareholders of Commerce National Corporation

Re:Special Meeting of Commerce National Corporation on May 30, 2000

Dear Shareholder:

   As you may know, Commerce National Corporation ("Corporation") executed an Agreement and Plan of Merger with Wachovia Corporation ("Wachovia") on March 3, 2000. The shareholders of the Corporation will vote on the proposed merger with Wachovia at a special meeting at 5:00 p.m. on May 30, 2000. The management of Commerce National Corporation is very excited about this great opportunity for the Corporation.

   Enclosed herewith please find the proxy statement and proxy card for approval of the proposed merger. You may either vote in person at the meeting or simply return the enclosed card pursuant to its instructions to record your vote.

   As of this date you should also have received a proxy statement and proxy card for the annual meeting of the Corporation, to be held at 4:45 p.m. on May 30, 2000. Please return BOTH proxy cards at your earliest convenience.

   If you have any questions regarding either the annual meeting or the special meeting, please contact Mr. Alan Scarboro at (407) 741-8900.

                                          Sincerely,

                                          /s/ Guy D. Colado

                                          Guy D. Colado

Enclosures